Exhibit 99.1

NORWEGIAN MINISTRY OF FINANCE APPROVES NASDAQ AS A SUITABLE OWNER OF OSLO BØRS VPS

OSLO, Norway and STOCKHOLM, Sweden, May 13, 2019 (GLOBE NEWSWIRE) — Nasdaq AB, an indirect subsidiary of Nasdaq, Inc. (Nasdaq: NDAQ) (“Nasdaq”), today received the ruling by the Ministry of Finance in Norway in regards to the future ownership requirements of Oslo Børs VPS Holding ASA (NOTC: OSLO/OTCMKTS: OSBHF) (“Oslo Børs VPS”) in connection with Nasdaq AB’s offer (the “Offer”) to acquire all of the issued shares of Oslo Børs VPS made pursuant to its offer document published on February 4, 2019, as amended by the announcement made on March 4, 2019 (the “Offer Document”).

“While the Ministry of Finance has confirmed that Nasdaq is a suitable owner of Oslo Børs VPS in accordance with the applicable Norwegian statutory requirements, the decision not to require a two thirds majority of the shares to be obtained by any person seeking to acquire control of Oslo Børs VPS is disappointing,” said Lauri Rosendahl, President, Nasdaq Nordic. “Based on an expert review of publicly available information, there are no exchanges in Europe where a majority shareholder owns more than fifty, but less than two-thirds of the shares. We were hopeful the Norwegian authorities would make a decision consistent with this widespread European practice. Nasdaq will now analyse the decision in detail and assess our options.”

Over the last weeks and months, Nasdaq has received overwhelming support for its offer to acquire Oslo Bors VPS from a large number of key stakeholders in the Norwegian financial market. Through our conversations with representatives from investment firms, issuers, industry organizations and the public sector, we understand that a large majority prefers Nasdaq as the future owner of Oslo Bors VPS. We believe that the many bonds that we have formed through this process has strengthened our ties to Norway and provide increased opportunities for Nasdaq’s already thriving Norwegian business to continue to grow.

For further information, please contact:

David Augustsson

+46-734496135

david.augustsson@nasdaq.com

For additional information on the strategic rationale for, and the terms and conditions of, the Offer and on Nasdaq’s future plans for the development of and strengthening of Oslo Børs VPS and the Nordic region’s financial ecosystem generally, please refer to the Offer Document which is available at http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights. You may also visit https://business.nasdaq.com/oslo-bors to find additional information and our previous communications.

Important Information about the Offer

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer to purchase all the shares of Oslo Børs VPS is contained in the Offer Document. The complete Offer Document is, subject to restrictions under applicable securities laws, being distributed free of charge to all Oslo Børs VPS’ shareholders registered in Oslo Børs VPS’ share register in Verdipapirsentralen (the Norwegian Central Securities Depository) as of February 1, 2019 and is available at http://ir.nasdaq.com/acquisitions/oslo-validation-access-rights.

The distribution of the Offer Document and the making of the Offer may in certain jurisdictions be restricted by law, including without limitation in Canada, Australia and Japan. Accordingly, the Offer is not made and does not constitute an offer or solicitation in these jurisdictions, or in any jurisdiction or to any person where the making or acceptance of the offer or solicitation would be in violation of the laws or regulations of such jurisdiction.

The Offer is being made to shareholders of Oslo Børs VPS resident in the United States in reliance on the Tier I exemption pursuant to Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934.

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global provider of trading, clearing, exchange technology, listing, information and public company services. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 100 marketplaces in 50 countries. Nasdaq is home to over 4,000 total listings with a market value of approximately $14 trillion.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release relating to future status and circumstances, including statements regarding the anticipated offer timeline are forward-looking statements. These statements may generally, but not always, be identified by the use of words such as “anticipates”, “expects”, “believes”, or similar expressions. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Actual results may differ materially from those expressed or implied by these forward-looking statements due to many factors, many of which are outside the control of Nasdaq and its subsidiaries. Such risk factors may include the ability of Nasdaq to receive regulatory approvals necessary for the Offer, ability of Nasdaq to complete the Offer and any other risk factors detailed in Nasdaq’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements speak only as of the date on which they were made and Nasdaq has no obligation (and undertakes no such obligation) to update or revise any of them, whether as a result of new information, future events or otherwise, except for as required by applicable laws and regulations.

Website Disclosure

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations. These disclosures will be included on Nasdaq’s website under “Investor Relations.”